QUANTITATIVE MASTER SERIES TRUST

MASTER AGGREGATE BOND INDEX SERIES

SERIES #3

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/11/2005	Wrigley Jr 4.65% 7/15/15	235,000	500,000,000	Goldman Sachs JP Morgan Merrill Lynch Citigroup Dresdner Kleinwort Wasserstein Loop Capital Markets
9/12/2005	Medtronic 4.38% 9/15/10	185,000	400,000,000

Citigroup

Goldman Sachs

Merrill Lynch

Banc of America

Deutsche Bank

JP Morgan

Morgan Stanley

ABN AMRO

BNP Paribas

Mitsubishi Securities

Mizuho International

Piper Jaffray

UBS Securities

Wachovia

Wells Fargo

9/19/2005	Sysco Corp. 5.38% 9/21/35	110,000	500,000,000	Goldman Sachs Banc of America JP Morgan Merrill Lynch BNY Capital Markets Comerica Sec Mitsubishi Sec SunTrust Capital TD Securities Wachovia Capital Wells Fargo
9/23/2005	Teck Cominco 6.13% 10/1/35	150,000	700,000,000	JP Morgan Citigroup Merrill Lynch RBC Capital BMO Nesbitt TD Securities CIBC World Markets Scotia Capital BNP Paribas HSBC Sec.
10/25/2005	Diageo Financial Capital 5.30% 10/28/15	250,000	750,000,000	Banc of America HSBC Securities Morgan Stanley Citigroup Credit Suisse Greenwich Capital Merrill Lynch
10/25/2005	Quest Diagnostics 5.45% 11/1/15	300,000	500,000,000	Banc of America Merrill Lynch Morgan Stanley
11/30/2005	Caterpillar Financial Services 5.05% 12/1/10	500,000	500,000,000	Banc of America Barclays Capital Citigroup Goldman Sachs JP Morgan Merrill Lynch